UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.04	Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement

On August 27, 2009, pursuant to the Indenture dated as of February 15, 2002, as amended (the “Indenture”), by and among us, certain of our subsidiaries and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”), we and certain of our subsidiaries (including subsidiaries who are guarantors) requested the Trustee to redeem the remaining balance of approximately $20 million of the outstanding principal amount of the 10 1/4% Senior Notes due 2012 (the “Senior Notes”) issued pursuant to the Indenture and held by third parties, at 101.708% of the principal amount, plus accrued interest. As a result of our request and subject to the giving of the redemption notice to the holders of the Senior Notes, we will be required to proceed with the redemption. We are using cash flow from operating and financing activities to fund the redemption, which is expected to occur on or about September 28, 2009. After the redemption, there will be no Senior Notes outstanding.

Reference is made to the note on forward-looking statements contained after the caption “Forward Looking Statements” in Item 1A of Part I of our Annual Report on Form 10-K for the period ended December 31, 2008, and after the caption “Forward Looking Statements and Risks” in the Introduction to Part I, Item 2, and Part II, Item 1 of our Quarterly Report for the period ended June 30, 2009 with respect to risks and uncertainties affecting estimates and predictions contained herein.

Item 8.01	Other Events

On August 31, 2009, we issued a press release announcing the redemption described above. A copy of this press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

99.1	Press release of GrafTech International Ltd., dated August 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: August 31, 2009	By:	/s/ Mark R. Widmar
Mark R. Widmar
Chief Financial Officer and Vice President

EXHIBIT INDEX

99.1	Press release of GrafTech International Ltd., dated August 31, 2009.